As filed with the Securities and Exchange Commission on May 23, 2008
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 __________________
FORM S–8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 __________________
EpiCept Corporation
(Exact Name of Registrant as Specified in its Charter)
Delaware			52-1841431
(State or Other Jurisdiction of Incorporation or Organization)			(I.R.S. Employer Identification No.)
777 Old Saw Mill River Road Tarrytown, NY 10591 914-606-3500
(Address, Including Zip Code, and Telephone Number, including Area Code, of the Registrant’s Principal Executive Offices)

EpiCept Corporation 2005 Equity Incentive Plan
(Full Title of Plan)
John V. Talley President and Chief Executive Officer EpiCept Corporation 777 Old Saw Mill River Road Tarrytown, NY 10591 914-606-3500
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Alexander D. Lynch, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
(212) 310-8000

                         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and larger accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐    Accelerated filer ☐    Non-accelerated filer ☐    Smaller reporting company R ☒

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,692,850 shares	$..36(2)	$609,426 (2)	$23.95
Common Stock, par value $0.0001 per share	1,307,150 shares 3,000,000 shares	$1.53(3)	$1,999,939.50 (3) $2,609,365.50	$78.60 $102.55

(1)

The securities to be registered are issuable under the EpiCept Corporation 2005 Equity Incentive Plan and are in addition to the 4,000,000 shares of the Registrant’s Common Stock issuable under the Plan that have been previously registered. Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low sales prices for the Registrant’s Common Stock, as quoted on the Nasdaq Capital Market on May 19, 2008, of $.36 per share.

(3)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon a weighted average exercise price of $1.53 per share for 1,307,150 shares of the Registrant’s Common Stock underlying outstanding stock options to be registered pursuant to this Registration Statement. Of the 1,307,150 shares underlying outstanding stock options granted since the amendment of the 2005 Equity Incentive Plan: (i) 33,750 restricted stock units and 135,000 options with an exercise price of $2.78 per share were granted on May 23, 2007; and (ii) 227,600 restricted stock units and 910,800 options with an exercise price of $1.34 per share were granted on January 7, 2008.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional securities of the same class as other securities of the Registrant for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective. Pursuant to General Instruction to Form S-8, the contents of the Registrant's Registration Statement on Form S-8 No. 333-130861, as filed with the Securities and Exchange Commission (the "Commission") on January 4, 2006, are hereby incorporated by reference.

Background

On April 10, 2007, the Board of Directors of Registrant approved the submission to the stockholders of an amendment to the EpiCept Corporation 2005 Equity Incentive Plan increasing the number of authorized shares available for awards under the Plan from 4,000,000 to 7,000,000 and authorizing the issuance of restricted stock units to be effective, subject to stockholder approval, on May 23, 2007. Of the original 4,000,000 reserved at the April 5, 2007 record date, only 689,417 shares were then available for future awards under the plan. On May 23, 2007, stockholders approved the amendment.

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PART II

INFORMATION REQUIRED PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

Item 8. Exhibits.

Exhibit No.	Description
5.1	Legal Opinion of Weil, Gotshal & Manges LLP (filed herewith).
23.1	Consent of Weil Gotshal & Manges LLP (included in Exhibit No. 5.1)
23.2	Consent of Deloitte & Touche LLP (filed herewith)
24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tarrytown, New York, on the 23rd day of May, 2008.

EPICEPT CORPORATION

By:	/s/ JOHN V. TALLEY
John V. Talley
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint John V. Talley and Robert W. Cook with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that such attorney-in fact or his substitute shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of May 23, 2008.

Signature	Title
/s/ John V. Talley	Director, President and Chief Executive Officer
John V. Talley	(Principal Executive Officer)

/s/ Robert W. Cook	Chief Financial Officer
Robert W. Cook	(Principal Financial and Accounting Officer)

/s/ Robert G. Savage	Director
Robert G. Savage

/s/ Guy C. Jackson	Director
Guy C. Jackson

/s/ Gerhard Waldheim	Director
Gerhard Waldheim

/s/ John F. Bedard	Director
John Bedard

/s/ Wayne P. Yetter	Director
Wayne P. Yetter

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